Exhibit 10.4

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) WOULD LIKELY CAUSE COMPETITIVE HARM TO WEARABLE DEVICES LTD. IF PUBLICLY DISCLOSED. OMISSIONS ARE DENOTED IN BRACKETS THROUGHOUT THIS EXHIBIT.

Wearable Devices Ltd.

Number with Registrar of Companies: 515056117

(hereinafter: the “Company”)

Date: July 16, 2020

To	Company: 9397

Israel Innovation Authority

Re:	Letter of Undertaking and Notice on the Implementation of an Approved Program

1.	We are executing this letter of undertaking and notice on the implementation of an approved program (hereinafter: the “Letter of Undertaking”) with respect to the approval of the committee that is responsible for operating the track (hereinafter: the “Research Committee”) that is attached[1] to the Letter of Undertaking as Exhibit A granted on 1 May 2020, with respect to an approved program the details of which are as set forth in this section below (hereinafter: the “Approved Program”):

The subject of the Approved Program: A snc-based human-machine interface for communication with wearable devices

The Israel Innovation Authority’s benefit track where the file was approved: Benefit track no. 1 – R&D Fund (hereinafter: the “Track”), attached hereto as Exhibit B.

File number in the Israel Innovation Authority’s system: 71327

2.	We hereby inform you that we have commenced the implementation of the Approved Program pursuant to the approval the Research Committee granted us.

3.	We declare and undertake to fulfill all of provisions of the Track, the Research, Development and Technological Innovation in Industry Encouragement Law, 5744-1984 (hereinafter: the “Innovation Law”), the rules and procedures set forth thereunder, and the approval of the Research Committee, including:

a.	The obligation not to transfer to anyone the information, rights thereon and production rights to derive form the research and development, without the Research Committee’s approval.

b.	To pay royalties and to submit all reports pursuant to the provisions of law and of the Track, and pursuant to the procedures and rules set forth thereunder.

1.	A.D.

2.	_____________

3. _____________	_____________

Signature with initials	Company stamp

c.	We agree to attribute this file with the number: 71327 to program 51481 on the subject: sEMG-based human-machine interface for communication with wearable devices.

4.	We declare that we have read all the procedures for financial reporting for R&D purposes, and that we shall act pursuant thereto, including with respect to the subject of a computerized system for reporting hours when allocating tasks.

5.	Additional undertakings:

Royalties are to be paid for the Company’s entire revenue.

6.	We hereby declare that we are conducting separate and special account/s as part of the financial accounting for purpose of implementing the Approved Program. The records therein are directly chronological, original, methodical and only pursuant to documentation.

7.	We hereby declare that we are aware of the fact that the grant under discussion is to be paid subject to the terms of the approval, the provisions of the Track, the Innovation Law and the rules and procedures set forth thereunder.

8.	The attached budget[2] (Exhibit C) including all of its details, terms and schedules constitutes a binding framework. Costs that deviate from this detailed framework shall not be recognized, except with the prior and written approval of the Israel Innovation Authority.

9.	We undertake to fulfill the following provisions:

a.	The company shall be entitled to an advance pursuant to the Israel Innovation Authority’s procedures and the terms set forth in the Research Committee’s approval, provided the program’s implementation really commenced. The advance shall be set off from payments due under the financial statements, except for payment for current tax advances.

b.	Any additional payment shall be made pursuant to a detailed financial report that complies with the Israel Innovation Authority’s procedures. The payment shall be made after an examination of such report. The receiver of the grant must submit a financial report once every 3 months, and a technical report at least once every 6 months, on forms of the Israel Innovation Authority or in their format.

c.	The accuracy of the financial report shall be confirmed by a competent representative of the Company, and attached to it there shall be documents that attest to actual payment to the subcontractors, if such costs were reported.

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d.	Any payment for the approved grant shall only be calculated retroactively, until the approval of the final report. Until the final report no more than 90% (including the current advance payment) shall be paid from the budgeted grant or for the cost in the financial report, the lower thereof. The balance shall only be paid after receiving a final financial report and a final technical report including CPA confirmation on behalf of the Company.

The payment shall be made after an examination of the reports by the Israel Innovation Authority, or anyone on its behalf.

e.	The Company’s books, including the Company’s balance sheets, shall be open for examination on behalf of the Israel Innovation Authority for 7 years from the implementation of the Approved Program, or 6 years from the submission of the final financial report, according to the later date.

f.	The Israel Innovation Authority shall have a right to set off any amount it is due from the Company, from the grant that is hereby approved.

g.	The company shall not be entitled to terminate the implementation of the Approved Program, except with the written approval of the Israel Innovation Authority. Should the program be terminated without approval, the Israel Innovation Authority shall be entitled to demand the grant to be returned, plus interest and linkage in accordance with law.

h.	The Company shall be required to submit a final financial report that is confirmed by an accountant on its behalf, in form acceptable to the Israel Innovation Authority, and a final technical report for the Approved Program, no later than 3 months from the date the Approved Plan is completed.

i.	The Israel Innovation Authority is entitled to at all times demand additional technical reports.

j.	No cost shall be recognized unless the consideration therefore was paid, except for overhead in the salary section.

k.	The final financial report shall recognize costs that accumulated during the R&D period that was approved and which were paid no later than 60 days from its end.

l.	The Israel Innovation Authority is entitled to demand interest and linkage differentials in accordance with law for any amount due to it from the receiver of the grant.

10.	We are aware of the fact that the various terms in this Letter of Undertaking do not detract from any provisions of the Innovation Law and of the Track and from any law applicable to the provision of the grant for the Approved Program.

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11.	We hereby undertake to observe the intellectual property laws as they shall be introduced from time to time in the State of Israel. We are aware of, and we agree to the fact that should we be convicted of an offense under the intellectual property laws, the Israel Innovation Authority shall be entitled to retroactively revoke any benefit that we received from you, including any grant, loan, benefit or other financial gain, or part of such benefit, and to demand from us to return such in addition to interest and linkage differentials in accordance with law.

Signature Confirmation for a Corporation:

I, the undersigned, Einat Ashkenazy, Adv./CPA, hereby confirm that Wearable Devices Ltd. is duly registered in Israel; that Messrs. Asher Dahan who signed this Agreement in its name, signed it in my presence, and they are authorized to do so on its behalf; and that their signature on this Agreement binds the corporation.

July 16, 2020	/s/ Asher Dahan
Date	Signature and Stamp

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Exhibit A

Approval of Research Committee

[**]

National Authority for Technological Innovation

To Wearable Devices Ltd. 202 HaTa’asiya Yokne’am Illit 0	Jerusalem, 20 July 2020 Approval Letter: 71327 (Budget Regulation: 38300224) Group: 17 Merkava Request: 1001332688 Supplier no: 41054659

Approval Letter

1.	We hereby inform you that the research committee in its meeting of 10 June 2020 decided to approve the program as submitted by you on 7 May 2020, concerning:

a.	The benefit track of the National Authority for Technological Innovation (hereinafter: the “Authority”) where the request was submitted:

Benefit track no. 1 – R&D Fund (hereinafter the “Track”)

b.	Subject of the approved program: snc-based human-machine interface for communication with wearable devices

c.	Operator of the approved program: Wearable Devices Ltd.

Registration no: 515056117

(hereinafter – “Approved Program”)

2.

a.	The research and development costs that were approved for implementing the Approved Program shall be in an amount of up to: ILS 4,221,459

In words: four million two hundred and twenty-one thousand four hundred and fifty-nine shekels

b.	The approved grant rate is 50% of the development costs (the grant includes an addition for a national priority zone (area/settlement around the Gaza strip) of up to: ILS 2,110,730

In words: two million one hundred and ten thousand seven hundred and thirty shekels

3.	The approval is stipulated on the fulfillment of the provisions of the Track and of the Research, Development and Technological Innovation in Industry Encouragement Law, 5744-1984 (hereinafter: the “Innovation Law”), the rules and procedures set forth thereunder, and subject to the following conditions:

a.	The Approved Program shall be implemented as set forth in your request within a 12 month period – from 1 May 2020 until 30 April 2021 (hereinafter the “Performance Period”).

Page 1 (continued on Page 2)

National Authority for Technological Innovation

Jerusalem, 20 July 2020

Approval Letter: 71327

(Budget Regulation: 38300224)

Group: 17

Merkava Request: 1001332688

Supplier no: 41054659

b.	The company and controlling shareholder or interested party (under such meaning in the Securities Law, 5728-1968) of the company, as applicable, must submit a report to the research committee, on the dates set forth and published on the Authority’s website, of any: (1) changes to the company’s control; (2) changes to the holdings of the company’s means of control that turns a person who is not an Israeli citizen or resident or a company that is not an Israeli corporation to a direct interested party of the company; upon such report the interested party shall execute a letter of undertaking in form to be published on the Authority’s website; in this respect, “holding” or “means of control” – as defined in the Securities Law, 5728-1968.

c.	Additional terms:

Royalties are to be paid for all of the company’s revenues.

d.	See the schedule on the subject of intellectual property.

e.	In the event the company’s assets are charged in favor of an Israeli bank against credit, the company must ensure that the charge shall be subject to the provisions of the Track and the Innovation Law, and the rules and procedures enacted thereunder.

f.	Should the program be related to an agreement with an academic institution or academic commercialization company, the company must ensure that the agreement is subject to the provisions of the Track and Innovation Law, and the rules and procedures set forth thereunder.

Electronically signed by:

Aharon Aharon, on: 20 July 2020, 11:09:45

Sincerely,

/s/ Aharon Aharon
Aharon Aharon
Director General of the Innovation Authority

Attached:

1.	Details of the budgets of the schedule to the approval letter

2.	Letter of undertaking

3.	Rules set forth by the research committee for executing the provisions of the Track and Innovation Law, and the rules and procedures set forth thereunder

4.	Intellectual property schedule to the approval letter

Page 2 (Last Page)

Exhibit B

Benefit Track No. 1 – R&D Fund

1.	General

1.1.	The Israel Innovation Authority (hereinafter: the “Innovation Authority” or “Authority”) directly or indirectly assists and incentivizes the promotion of industrial technological innovation in Israel through a variety of tracks, tools and actions that it takes.

1.2.	The purpose of Benefit Track No. 1 – R&D Fund (hereinafter: the “Benefit Track”) is to support research and development programs of industrial corporations, by providing grants for such research and development programs.

2.	Definitions

In this Benefit Track, the following terms shall be designated the definition appearing in this section, except if defined otherwise in the Innovation Law or in the Benefit Track itself. A term that was not explicitly defined in this Benefit Track shall be given the meaning pursuant to the Innovation Law.

2.1.	“Application”

Application to receive a benefit during a certain period in the framework of a program.

2.2.	“Government Entity”

A government ministry or corporation established pursuant to law.

2.3.	“Research and Development Costs”

Costs spent when performing research and development pursuant to an Approved Program, with respect to which the Research Committee in the Benefit Track procedures determined that they can be taken into account pursuant to terms set forth in this track.

2.4.	“Research Committee” or “Committee”

Under its meaning in section 3 below.

2.5.	“Innovation Law”

The Encouragement of Research, Development and Industrial Technological Innovation Law, 5744-1984.

2.6.	“entrepreneur from a group with preferential financing terms”

An individual who formulated the idea at the basis of the program subject of the Application and who meets the following conditions:

a.	They are all Israeli residents.

b.	They are all part of, and declared when submitting the Application that they are part of, at least one group with preferential financing terms.

c.	When dealing with an individual – he/she is a full-time employee of the Applicant.

d.	When dealing with an individual from a group with preferential financing terms for women (section 2.12(a) below) – she must be employed full-time at the Applicant in the role of CEO and/or CTO.

e.	When dealing with a few entrepreneurs – at least one of them is employed in the role of CEO and/or CTO of the Applicant, and they are all employed full time at the Applicant or, subject to the Committee’s approval, less than full time.

2.7.	“Applicant” or “Submitter of the Application”

An industrial corporation that submitted an application to receive a benefit that is granted in the framework of the Benefit Track.

2.8.	“Complementary Financing”

Financing for an Approved Program that is provided directly or indirectly by the Submitter of the Application or by a different financing entity that is not a Government Entity or the Innovation Authority, which supplements the grant to a scope of 100% of the Approved Budget.

2.9.	“Grant”

Financing provided by the Innovation Authority to the Approval Recipient for the purpose of executing an Approved Program within the framework of the Approved Budget.

2.10.	“Approval Recipient”

A person whose Application was approved as set forth in section 7.1 below.

2.11.	“Trial Device”

A prototype, test model or pilot device used for examining the programming, proof of value, unlocking changes and improvements or adjusting existing technology, in a work environment partially or fully simulating its target market. In addition, their application shall be on a limited scale and for a limited period of time, and prior to being released for serial production or to being commercially introduced.

2.12.	“group with preferential financing terms”

One of the following:

a.	Women.

b.	“minority population” – as such term is defined in Government Resolution No. 922 dated 30 December 2015.

c.	An observant Jew, who is unique in terms of his religious observance and in terms of his education, nature of the community and lifestyle, which distinguish such person from other observant Jews, who meets one or more of the following conditions:

1.	The places of study of his kids up to the age of 18 are known Haredi educational institutions, which are not formal institutions or “exempt” institutions, whose licenses are regulated by the Ministry of Education.

2.	He learned in a Yeshiva Ketana [orthodox Jewish secondary school] or Yeshiva Gedola [Jewish educational institution].

3.	In the last five years, for at least one full year, he was entitled to a “scholarship for encouraging the integration of married yeshiva students in the work force” (which in the past was referred to as “guaranteed income for married yeshiva students”), under eligibility tests published by the Ministry of Education.

4.	He received an exemption from military service pursuant to the Security Service Law [Consolidated Version], 5746-1986, due to affiliation with the Haredi community.

5.	For women: she learned in a Haredi seminary, or her husband learned in a Yeshiva Ketana.

2.13.	“Value-Added Rate”

The cost of production performed in a certain country, less costs imported to that country for production, with respect to the product’s factory price.

2.14.	“Control”

Under its meaning in the Securities Law, 5728-1968.

2.15.	“Startup Corporation”

An industrial corporation that was incorporated 5 years or less before the date the Application was submitted, and the total requested budget in all of its Applications that were submitted in this Benefit Track during the calendar year does not exceed ILS 5 million.

2.16.	“Startup Corporation of an entrepreneur from a group with preferential financing terms”

A Startup Corporation with at least 33% of its share capital (on a fully diluted basis) directly or indirectly held by an entrepreneur from a group with preferential financing terms.

2.17.	“Industrial Corporation”

A corporation duly incorporated and registered in Israel, operating pursuant to the laws of the State of Israel, which conducts research and development for commercial purposes.

2.18.	“Approved Program”

A program that was approved by the Committee pursuant to the provisions of this Benefit Track.

2.19.	“Approved Budget”

The total budget of an Approved Program, consisting of the Grant and Complementary Financing, which only includes recognized costs that were approved by the Committee, in accordance with the relevant procedures that it shall determine.

3.	The Committee

3.1.	Composition of the Committee

The following shall be members of the Research Committee:

a.	Chairman of the Board of the Innovation Authority – member and chairman of the Committee;

b.	The CEO of the Innovation Authority – member and deputy chairman of the Committee;

c.	Three employees of the Innovation Authority who shall be appointed by the CEO of the Innovation Authority – members;

d.	Two employees of the Ministry of Economy and Industry with academic degrees in areas pertaining to the work of the Committee, which shall include the Director General of the Ministry of Economy and Industry – members;

e.	A representative in charge of budgeting at the Ministry of Finance to be appointed by the Minister of Finance – member;

f.	A representative of the Accountant General at the Ministry of Finance to be appointed by the Minister of Finance – member;

g.	Five representatives from the public – members.

3.2.	Deputy chairman of the Committee

a.	One of the Committee members from the Innovation Authority employees to be appointed by the Chairman of the Board of the Innovation Authority and CEO of the Innovation Authority shall be authorized to serve as Deputy CEO of the Innovation Authority in the role of deputy chairman of the Committee.

b.	This employee of the Innovation Authority can serve as deputy chairman of the Committee subject to the provision of written authorization from the Chairman of the Board of the Innovation Authority prior to the specific consideration of the Committee.

3.3.	The role of the Committee and its powers

a.	The Research Committee shall serve as a research committee (under such meaning in the Innovation Law) for purposes of this Benefit Track. The Research Committee has the power to make any decision required for the purpose of managing the Benefit Track (provided it does not contradict the provisions of the Innovation Law, or the regulations, rules, procedures and provisions set forth thereunder), including:

1.	Consider any Application submitted in the framework of the Benefit Track.

2.	Take any action for the purpose of examining and assessing the Applicant’s representations, including with respect to the manner in which the program is implemented.

3.	Make a decision with respect to approving the program within the framework of the Innovation Authority budget and determine conditions for their approval, and make a decision regarding the provision of benefits for programs and their amount, including the budgets submitted in the programs in full or in part.

4.	Approve or reject any Application submitted in the framework of the Benefit Track after examining the Application’s compliance with the threshold conditions and according to the criteria.

5.	Set forth preliminary conditions for a program approval becoming effective.

6.	Set forth the conditions for executing the Approved Program, including milestones, timetables and timeframe of the program.

7.	Approve or reject in full or in part any change requested to be made in the Approved Program. It is clarified that the provisions of section 6.1 (threshold condition) and 6.2 (criteria) below shall apply to the approval of changes to the program, mutatis mutandis.

8.	Monitor the implementation of an Approved Program and decide whether to set forth additional conditions and milestones for it.

9.	Approve an extension of the execution period of the Approved Program with no additional budget, until full utilization of the Approved Budget.

10.	Approve a shortening of the execution period of the Approved Program, should the Approved Budget be utilized in full and should the targets of the Approved Program be achieved.

11.	Terminate or cease the support of an Approved Program.

12.	Determine and publish procedures for implementing this Benefit Track.

b.	The Chairman of the Board of the Innovation Authority shall be entitled to appoint subcommittees from among the members of the Research Committee, and to determine the auxiliary actions that the subcommittees can take for purposes of the Committee’s activity.

3.4.	Reward

Committee members from among the public shall be entitled to a reward for participating in the Committee’s meetings, pursuant to the procedure determined by the Innovation Authority Board in this respect.

4.	Framework of the public solicitation

4.1.	The Application shall be submitted in one or more of the three ways set forth below, as shall be published on the Innovation Authority’s website:

a.	Invitation to tender

1.	The Innovation Authority shall from time to time publish a designated public solicitation for submitting Applications for receiving a grant. The public solicitation shall include, inter alia, the deadline for submitting the Applications.

2.	All the Applications that were submitted by the deadline for submitting the Applications shall be presented to the Committee, and they shall be examined against each other, pursuant to the allocated budget. Applications that were submitted late shall be rejected outright.

b.	Annual-regular submission

1.	Applications for receiving a grant shall be submissible throughout the year, pursuant to the provisions and rules set forth in the track’s procedures.

2.	During any period as shall be set forth in the Benefit Track procedures, all the Applications that were received and were ready for consideration by such deadline shall be presented to the Committee, and they shall be examined pursuant to the provisions of the Benefit Track and pursuant to the allocated budget.

c.	Submission on predetermined dates

1.	The submission of Applications for receiving a grant shall be possible on a few predetermined dates during the year, as shall be determined in the Benefit Track procedures.

2.	All the Applications that were filed by the deadline for submitting Applications shall be presented to the Committee, and they shall examine them against each other, pursuant to the allocated budget. Applications that were submitted late shall be rejected outright.

4.2.	In the framework of each process of submitting Applications for receiving a grant (as set forth in section 4.1 above), the Research Committee is entitled to devote the process to one or more of the following:

a.	Applications where the Applicants are: (a) Startup Corporations; or (b) corporations that are not Startup Corporations; or

b.	Applications with limitations on the requested budget, including Applications of Applicants all of whose Applications to the Innovation Authority in a calendar year do not exceed a certain amount.

4.3.	An Applicant who is interested in submitting more than one Application in the framework of a process for submitting Applications to receive a grant (as set forth in section 4.1 above), shall submit all of its Applications on the same date (within 24 hours from the date of its first submission in the same process, subject to the deadline for submitting Applications in the process, if any), subject to the following provisions:

a.	It is clarified that in processes of the annual-regular submission type and submission on predetermined dates (sections 4.1(b) and 4.1(c) above, respectively), the Applicant must submit all of its Applications of that same calendar year on the same date.

b.	If the Applicant is a Startup Corporation whose previous Application in an annual-regular submission type process (section 4.1(b) above) was rejected, and no reconsideration was submitted on the matter by the end of the date set forth in section 11 below (reconsideration) or if the Application was also rejected in the reconsideration, the Applicant shall be entitled to submit one additional Application in that process during the same calendar year. It is clarified that such additional Application shall not exclude an Applicant from the definition of a Startup Corporation as set forth in section 2.15 above, provided the total budget requested in the additional Application does not exceed ILS 5 million.

c.	The Research Committee shall be entitled, in special cases and for reasons to be committed to paper, to allow the Applicant to submit additional Applications on a different date.

5.	Manner of Application submission

5.1.	An Application for receiving a grant shall be submitted subject and pursuant to the provisions and rules of this Benefit Track and its procedures, and pursuant to the terms to be set forth in a public solicitation that shall be published on the Authority’s website, including with respect to the deadline for submitting the Application.

5.2.	An Application to receive a grant shall be submitted to the Innovation Authority on a designated form, prepared in accordance with the rules and procedures that the Committee set forth or shall set forth from time to time, including a declaration regarding the place of production and the Value-Added Rate of the Approval Recipient, including details on the holders of the rights to the knowhow arising from research and development under the Approved Program and any right deriving therefrom, and shall be accompanied by additional documents, as per the request of the Committee or of an entity authorized by it.

5.3.	The documents for submitting an Application to receive a grant shall be available for download on the Authority’s website.

5.4.	Applications to receive a grant shall be submitted as a file for an execution period of up to 12 months or up to 24 months, as shall be set forth in the track’s procedures and pursuant to the following type of companies, in full or in part: (a) Startup Corporations; or (b) corporations that are not Startup Corporations.

5.5.	Applications are to be submitted to the Innovation Authority full and complete, including all the required and relevant information and documents. For Applications submitted after the deadline for submitting Applications, if any, or Applications with substantive deficiencies, as shall be set forth in the track’s procedures, no file shall be opened on the Innovation Authority’s systems and the Applications shall not be considered by the Research Committee.

6.	Examination of the Application

6.1.	Threshold conditions for the provisions of a grant

The Application and Applicant in the framework of this Benefit Track must be to the satisfaction of the Research Committee and meet all of the following threshold conditions cumulatively. It is clarified and emphasized that the threshold conditions must be met on the date the Application is submitted and for the duration of the entire program execution period, and that not meeting one of the following threshold conditions shall result in the disqualification of the entire Application or the cancellation of the Approved Program:

a.	The Applicant is an Industrial Corporation that submitted an application for research and development support.

b.	The research and development subject of the program, including all of its components, is to be conducted in Israel, by Israeli residents, unless the Research Committee was convinced, for reasons to be committed to paper, that conducting the program is essential owing to the fact that part of the program is not to be conducted in Israel or not by Israeli residents.

c.	The research and development as part of an Approved Program is to be conducted by the Applicant or by whomever the Applicant specified in the program that the research and development, or part thereof, would be transferred to be conducted by it, or by a performing party that was approved under section 3.3(a)(7) above (change of program).

d.	The Applicant warranted that it shall be the holder of the knowhow arising from research and development under the Approved Program and of any right deriving therefrom, including intellectual property rights, from the moment they are formed. In an Application that includes co-ownership of knowhow, as defined in section 14.3 below, all the owners of the knowhow warranted as foregoing.

e.	The program subject of the Application shall not be executed pursuant to an order of anyone other than the Application, in exchange for full or partial payment that is made against granting partial or full ownership rights in the knowhow or the product.

f.	The Submitter of the Application has no entirely or partially identical application for financing a program, which is being examined in any of the Innovation Authority’s benefit tracks, including secondary tracks.

g.	No financial aid for executing the file subject of the Application was received directly or indirectly from a Government Entity or from the Innovation Authority, which was not in line with the provisions of this Benefit Track. No additional benefit shall be granted for an approved file for which in the past a benefit was granted pursuant to the provisions of this Benefit Track.

h.	The Applicant does not have any restricted accounts and is not in a process of receivership, stay of proceedings, liquidation, etc.

i.	The Applicant and its controlling shareholders are in compliance with the requirements of the Encouragement of Research and Development in Industry (Approval Stipulation – Minimum Wage) Regulations, 5771-2011.

j.	Should the Innovation Authority reject the Application submission process as set forth in section 4.2 above, the Applicant or the Application, as applicable, are: (a) a Startup Corporation or a corporation that is not a Startup Corporation, as applicable; or (b) within the limits of the requested budget.

6.2.	The criteria

The Committee shall consider the Applications that met the threshold conditions and assess their nature pursuant to the following criteria:

a.	The level of technological innovativeness and uniqueness of the program subject of the Application.

b.	The level of challenges in implementing the program subject of the Application.

c.	The Applicant’s capabilities, including management capabilities and capabilities in bringing about the completion of the program subject of the Applications and its business implementation.

d.	The business-financial growth potential of the Applicant due to the success of the program subject of the Application.

e.	The technological and employment contribution of the program subject of the Application to Israel’s economy and the growth to the scale of the Applicant’s activity in Israel, including production activity.

6.3.	In each of the examination phases of the Application, the Committee shall be entitled to receive and be supported by an opinion from various entities in the Innovation Authority and/or external entities, including an opinion from professional examiners on behalf of the Innovation Authority.

6.4.	The Research Committee, or anyone on its behalf, including external entities, shall be entitled to contact the Applicant during the examination and assessment with a request for clarifications or with a request to receive additional information and documents that are required for purposes of examining the Application. The Applicant shall send the Research Committee, or anyone authorized to such end, any information and additional documents to be requested, which are required for the purpose of examining the Application.

7.	The Committee’s decision

7.1.	After examining the Application as set forth above, the Committee shall make a decision on whether to approve or reject the Application. Notice regarding such decision shall be sent to the Applicant.

7.2.	If the Committee approves the file or part thereof:

a.	The Committee shall determine the Approved Budget and the grant amount to be provided to the Applicant, as set forth in section 8 below.

b.	The Applicant shall be required to sign onto a budget and letter of undertaking in a form to be determined by the Committee.

c.	The Application’s approval shall take effect after the Authority signs a certification letter that shall include, inter alia, the period of the file, the rate and amount of the grant, and additional terms if set by the Committee.

8.	Grant for an Approved Program

8.1.	If the Committee approved the Application, it shall determine the grant amount to be provided to the Applicant, pursuant to its assessment of the Application as set forth in section 6.2 above (the criteria), and in accordance with the objectives of the Benefit Track as set forth below:

a.	The grant shall be at a rate of 20%, 30%, 40% or 50% of the Approved Budget.

b.	In its decision regarding the grant amount, the Research Committee shall give significant weight to the declaration of the Approval Recipient with respect to the original production rate in Israel (as such term is defined in section 15.1 below).

c.	A supplement shall be provided to the grant as set forth in section 8.1 above, pursuant to the rules set forth in Provisions Annex A – Supplement to amounts set by the Research Committee, in National Priority Areas; in this respect, “National Priority Areas” – the areas set forth under section 40D of the Encouragement of Capital Investments Law, 5719-1959, or other areas set by the government, from time to time, with respect to benefits under such law.

8.2.	If the Applicant is a Startup Corporation of an entrepreneur from a group with preferential financing terms, and the program subject of the Application is the first program that the Applicant submitted in the framework of this Benefit Track (including, for the avoidance of doubt, Benefit Track No. 23 – starting companies, which was integrated into this Benefit Track), the following provisions shall apply:

a.	In an Application for the first execution period of the program, should the requested budget not exceed ILS 2.5 million, instead of the grant amount as set forth in section 8.1(a) above, the grant shall be 75% of the Approved Budget.

b.	In an Application for the second execution period of the program, instead of the grant amount as set forth in section 8.1(a) above, the grant shall be 70% of the Approved Budget.

c.	No additional National Priority Areas as set forth in section 8.1(c) above shall be given to the grant.

9.	Guarantees

The chairman of the Research Committee is entitled to require guarantees for securing returns-in-kind and in order to ensure fulfillment of the provisions of the Benefit Track, pursuant to the provisions to be set in this respect by the Innovation Authority Board.

10.	Loans

The Committee is entitled to approve, per the Applicant’s request, that instead of a grant under the provisions of this Benefit Track the Applicant shall be provided with a loan, in accordance with the provisions to be determined in this respect by the Innovation Authority Board.

11.	Reconsideration

11.1.	The Committee shall reconsider any decision that it issued, if within 45 days from the date notice was received of the Committee’s decision, the Applicant, regarding which the Committee decision was issued, submitted a reasoned written request for reconsideration.

11.2.	Submission of a request for reconsideration by the Applicant requires the payment of a fee pursuant to the regulations set forth in this respect by virtue of the Innovation Law.

12.	Advance payments

The Research Committee shall be entitled to approve advance payments on account of the grant, pursuant to the provisions to be set forth in this respect by the Innovation Authority Board. It is clarified that an advance payment on account of the grant shall be considered a grant.

13.	Double support

13.1.	It is clarified that it is prohibited to receive additional assistance directly or indirectly from the Innovation Authority and/or from a Government Entity, for components in the Approved Program.

13.2.	If the program or part thereof was funded by anyone other than the Applicant, not in the framework of an order of such other entity under section 6.1(e) above and not in the framework of assistance from the Innovation Authority, the financing amount shall be deducted from the program’s Approved Budget.

14.	Knowhow

14.1.	The Approval Recipient must be and must ensure to remain the owner of the knowhow arising from research and development pursuant to the Approved Program, and any right deriving therefrom, including intellectual property rights, from the time of their formation, unless it received approval to transfer them pursuant to the provisions of this Benefit Track.

14.2.	Knowhow arising from research and development under an Approved Program, which is not the product that was developed as part of such program, and any right deriving therefrom, shall not be transferred to any other entity in or outside of Israel. The Research Committee is in special cases entitled to approve a request to transfer knowhow to or outside of Israel that arises from research and development under an Approved Program which is not the product that was developed in the framework of such program, and any right arising therefrom as set forth in Provisions Annex B – Provisions regarding the transfer of knowhow and the granting of Licenses.

14.3.	Notwithstanding section 14.1 above (the Approval Recipient and the owner of the knowhow), the Research Committee is entitled to approve co-ownership of the Approval Recipient and an additional entity of the knowhow arising from research and development pursuant to the Approved Program, and any right deriving therefrom, including intellectual property rights, all under the conditions and subject to the provisions set forth in this section.

a.	In this section 14.3:

1.	“Israeli Research Institution”

Each of the following:

(a)	An institution for higher education as such term is defined in the Innovation Law;

(b)	A hospital and health corporation as defined in section 21 of the Budget Foundations Law;

(c)	The head of the Agricultural Research Organization;

(d)	An institution in Israel primarily engaged in academic research and development, in a scientific or technological field, and which is active in the transfer of knowhow to industry, provided it is approved by the Committee as a research institution with respect to this track in special cases and for reasons to be committed to paper.

2.	“Application Company”

A corporation incorporated in Israel that operates pursuant to the laws of the State of Israel and which is either of the following:

(a)	It is wholly owned by an Israeli Research Institution, and it is primarily engaged in the commercialization of the technologies created in the framework of the academic research of such research institution.

(b)	A corporation whose primary activity is the commercialization of technologies created in an Israeli Research Institution, provided the Committee approved it to be an Application Company with respect to this track in special cases and for reasons to be recorded.

3.	“License”

A permit or license for exclusive, unlimited and irreversible use of the knowhow, including knowhow that is the result of technological innovation activity of an Israeli Research Institution, for an area of activity, provided the Approval Recipient is allowed to act as described in the request for approving the Approved Program.

4.	“Application that includes co-ownership of knowhow”

An Application that defines that there are one or more additional entities that are not the Applicant, who shall be the owners, jointly or severally, together with the Applicant, of knowhow arising from research and development under the Approved Program, and any right deriving therefrom, including intellectual property rights (each of those hereinafter: the ”Owners of the Knowhow”). It is clarified that Applicants are able to submit Applications that include co-ownership of knowhow as aforesaid, as part of Applications to be submitted separately, to be examined by the Research Committee on such date.

5.	“Foreign Research Institution”

An entity that is not incorporated in Israel or that does not operate pursuant to the laws of the State of Israel, which is primarily engaged in academic research and development, in a scientific or technological field, is engaged in the transfer of knowhow to industry, and whose integration in the program is expected to significantly contribute to it achieving its objectives, provided the Committee approves it as a Foreign Research Institution in respect of this track.

b.	In the event of an Application that includes co-ownership of knowhow, three additional and cumulative threshold conditions for the Application shall be added to the threshold conditions set forth in section 6.1 above, and the Applicant must meet them to the Research Committee’s satisfaction, and they are:

1.	The Owners of the knowhow to arise from research and development and any right deriving therefrom, including intellectual property rights, who are not the Applicant, shall be one or more of the following: an industrial corporation, Israeli Research Institution, Application Company or Foreign Research Institution.

2.	Every Owner of the knowhow arising from research and development and any right deriving therefrom, including intellectual property rights, who is not the Applicant, has an essential and significant contribution to the implementation of the program subject of the Application. The statements in this section above shall not apply in a case where the two following conditions are fulfilled cumulatively:

(a)	The additional Owner of the Knowhow is an Israeli Research Institution or an Application Company.

(b)	The Application submitted is for a new program, which does not rely on knowhow that was developed as part of a program that was approved in the past within the framework of one or more tracks of the Innovation Authority, or an Application for a continuing program, which relies on knowhow that was developed as part of a program that was approved in the past within the framework of one or more tracks of the Innovation Authority, provided it was submitted within 24 months from the commencement date of the first execution period of such program.

3.	There is an agreement between the Owners of the Knowhow that stipulates that the Applicant shall be the owner of part of the new knowhow that it contributed to the formation of, and that the Applicant is granted a license for part of the new knowhow that is owned by the other Owners of the Knowhow; or a different ownership arrangement to be approved by the Research Committee and on the condition that this arrangement does not impact that Applicant’s ability to implement the Approved Program and to realize its objectives.

c.	Should the Research Committee approve the Application, all the rules of the track shall apply to the Approved Program, including:

1.	Every Owner of the Knowhow must be and ensure to be the owner of the knowhow arising from research and development under the Approved Program, and any right deriving therefrom, including intellectual property rights, from the moment of their conception. The Owners of the Knowhow shall be required to sign a letter of undertaking in form to be determined by the Research Committee for such purpose.

2.	All the obligations under this Benefit Track and pursuant to the terms of the Approved Program shall apply to each Owner of the Knowhow, including the obligation not to transfer the knowhow arising from research and development under the Approved Program and any right deriving therefrom, including intellectual property rights, from the moment of their conception, unless it received approval to transfer them pursuant to the provisions of this Benefit Track, and the obligation to pay royalties.

3.	Notwithstanding the foregoing in sections 14.3(c)(1) and 14.3(c)(2) above, if one of the Owners of the Knowhow is a Foreign Research Institution, the following rules shall apply:

(a)	Any research and development costs of the Foreign Research Institution shall not be included in the Approved Program.

(b)	The Foreign Research Institution is able to use the knowhow that it holds and the rights deriving therefrom, including the intellectual property rights, without limitation from the time of their conception, as long as its use of the knowhow arising from research and development under the Approved Program and any right deriving therefrom, including intellectual property rights, does not impact the ability of the Applicant and the Owner of the Knowhow that is not the Foreign Research Institution, to use the knowhow and rights deriving therefrom, including the intellectual property rights; this arrangement must appear in the agreement between the parties as set forth in section 14.3(b)(3) above. The Foreign Research Institution shall be required to sign a letter of undertaking in form to be determined by the Research Committee for such purpose.

14.4.	The provisions of section 14.1 above (the Approval Recipient and the Owner of the Knowhow) shall apply in respect of the Approved Program, in whole or in part, where the Research Committee approved for the Approval Recipient on the approval date of the program the grant of a right for the public good to use the source code of a computer software that constitutes knowhow deriving from research and development under an Approved Program, which is not a product that was developed as part of such Approved Program, pursuant to the provisions and the terms in respect of granting such rights of use, or any other right that was attached to knowhow as set forth in Provisions Annex C – Provisions regarding the granting of a right of use for the public good of the code of computer software that constitutes knowhow arising from research and development under an Approved Program, which is not the product that was developed in the framework of such Approved Program (open source).

15.	Production in Israel and transfer of production outside of Israel

15.1.	The product to be developed as a result of the research and development, or any part thereof, shall be produced in Israel at a rate not falling below the production scale and Value-Added Rate in Israel that were included in the declaration regarding the place of production and the Value-Added Rate of the Approval Recipient (in this Benefit Track: the “Original Production Rate in Israel”).

15.2.	If the declaration regarding the place of production and Value-Added rate included details with respect to the product’s production or part thereof outside of Israel, the Approval Recipient shall pay royalties due to the production outside of Israel, in amounts and under terms set forth pursuant to section 16 below.

15.3.	Notwithstanding the foregoing in section 15.1 above (the Original Production Rate in Israel), for purposes of achieving the objectives of this Benefit Track, the Research Committee is entitled in special cases and for reasons to be committed to paper, during the program’s implementation or after it ends, pursuant to a request from the Approval Recipient, to approve the transfer of production or of production rights of a product developed as part of the program or deriving therefrom (in this Benefit Track: “Transfer of Production”), to outside Israel, for which the production rate in Israel fell below the original production rate set forth in section 15.1 above, provided one of the following is fulfilled:

a.	The Approval Recipient shall be charged with paying royalties due to the Transfer of Production, in amounts and under the terms set forth pursuant to the provisions of section 16 below;

b.	Against the Transfer of Production outside of Israel, the production or production rights of a product of a similar or higher technological level than the product subject of the request for transfer shall be transferred to Israel (in this section: the “Alternative Production”), provided the scope of employment and the creation of workplaces in Israel, the Value-Added Rate in Israel and the marketing scale for the global market, which are supposed to derive from the production or production rights to be transferred to Israel, shall be no lower than those that are supposed to derive from the production or production rights under the Approved Program, which are to be transferred outside of Israel; the Research Committee shall only approve a transfer under this section after the Approval Recipient deposited a bank guarantee, in a set amount, for guaranteeing the Alternative Production.

In this section 15.3, “Production Rights” – a permit for another entity to use knowhow that was developed as part of a program or that derives from a program, for purposes of producing only one specific product, while all other rights to use and exploit the knowhow remain with the transferor in Israel.

15.4.	If an additional Application was submitted under section 15.3 above (transfer of production outside of Israel), the following provisions shall apply for the purpose of determining the Original Production Rate in Israel of the Approval Recipient:

a.	If the previous application under the provisions of section 15.3(a) above was approved – the production rate in Israel, as amended pursuant to the approved application, shall be deemed the original production rate of the Approval Recipient;

b.	If the previous application under the provisions of section 15.3(b) above was approved – the Alternative Production under its meaning in said section shall be deemed to replace the production or the production rights that were transferred outside of Israel in accordance with the approved application.

15.5.	Notwithstanding the foregoing in section 15.3 above (transfer of production outside of Israel), the transfer of production outside of Israel, which together with previous transfers of production of the Application Recipient leads to a reduction in the Original Production Rate in Israel that does not exceed 10%, does not require the approval of the Research Committee, provided the Approval Recipient announced this, in writing, prior to the execution of the transfer to the Research Committee, and the Research Committee or subcommittee appointed under section 3.3(b) above, did not inform it of its refusal to transfer the production within 30 days from the date the notice was received. If the production was transferred outside of Israel as described in this section, the Approval Recipient shall pay royalties due to such transfer of production, in amounts and under terms to be determined pursuant to section 16.

15.6.	A Submitter of an Application or a provider of notice under this section, must, pursuant to a request of the Research Committee or anyone on its behalf, provide the Committee in writing, within the time period set forth in the request, with an explanation, details, information and documents in connection with the details included in the Application or in the notice, as applicable.

15.7.	The Research Committee shall set rules regarding the details that must be included in the Application or in a notice under this section, and the documents that must be attached to it.

16.	Royalties

The Approval Recipient must pay royalties in amounts and pursuant to the provisions set forth in Provisions Annex D – Provisions regarding the rate of royalties and rules for their payment.

17.	Supervisory and enforcement powers of the Innovation Authority

The Approval Recipient warrants to allow at any time the Innovation Authority, or anyone on its behalf, including external entities, to audit its activity, on dates and under conditions to be determined by them, and to act pursuant to instructions of the Innovation Authority as shall be determined from time to time.

18.	Government Entities

18.1.	Except for a discussion of the Applications for receiving grants under this Benefit Track, at the request of a Government Entity, and subject to the agreements reached between it and the Innovation Authority, the Research Committee shall be entitled to provide its opinion on matters related to technological innovation, including with respect to research and/or development programs that were submitted to the Government Entity by Industrial Corporations, or if this corresponds with the functions of the Authority as set forth in section 5A. of the Innovation Law with respect to research and/or development programs that were submitted to a Government Entity by entities that are not Industrial Corporations, in matters such as: the technological innovation of such corporation, the challenges in implementing the program, the corporation’s capabilities in executing the program, the economic potential of the program and/or of the corporation, and the program’s contribution to the Israeli economy.

18.2.	For the avoidance of doubt it is clarified that the Research Committee is entitled to express its opinion on any research and/or development program of an Industrial Corporation as set forth in section 18.1 above, and this power is not limited to programs of Applicants under this Benefit Track only.

19.	Withdrawal of the assistance

The provisions of the Innovation Law, including Part VIII of the Innovation Law, with respect to withdrawing the assistance, shall apply to the benefits granted within the framework of this Benefit Track.

20.	Budget

20.1.	It is clarified that the Innovation Authority Board is entitled to from time to time update the amounts and rates set forth in this Benefit Track.

20.2.	Granting assistance and managing the Benefit Track are subject to the budget’s annual approval, the budget’s restrictions, and the Approved Budget for the Benefit Track.

20.3.	If on the date the Application is approved, the Innovation Authority’s budget has not yet been approved, the approval shall be subject to the existence of a budget in the appropriate budgetary regulation, and no final decision shall be made regarding the approved grant until after the budget’s approval by the relevant entities.

21.	Miscellaneous

21.1.	The provisions of the Innovation Law, the regulations, rules, procedures, terms and provisions set forth thereunder (if any) shall apply to this Benefit Track, mutatis mutandis, including the provisions of Article IV in Part III of the Innovation Law (the Research Committee), Part III.1 of the Innovation Law (duty of care and fiduciary duty of officers in the Innovation Authority), section 15BB of the Innovation Law (application of laws), section 15DD of the Innovation Law (revenues of the Innovation Authority), Part IV in the Innovation Law (approval of applications for granting benefits), Part V of the Innovation Law and Part VIII of the Innovation Law (general provisions), including section 47A of the Innovation Law (penalties).

21.2.	Procedures of the Benefit Track, as shall be determined and published from time to time by the Committee, including with respect to the process of submitting the Applications and their consideration, are an integral part of this Benefit Track. Should there be a contradiction between the provisions of this Benefit Track and the procedures, the provisions of this Benefit Track shall prevail.

21.3.	In any event, this Benefit Track should not be deemed an undertaking on behalf of the Innovation Authority to approve Applications and/or offers to be submitted or to transfer any payment.

21.4.	The procedures, rules, notices, etc., to be set forth with respect to this Benefit Track shall be published on the Authority’s website.

22.	Applicability and commencement

22.1.	This track was in the past managed by the Office of the Chief Scientist of the Ministry of Economy and Industry as part of the benefit tracks by virtue of which approvals were granted for programs under Part IV of the Innovation Law, and as CEO directive no. 8.23. Under section 56(c) of the transitional provisions to Amendment No. 7 of the Innovation Law, upon the establishment of the Innovation Authority, the benefit track under which approvals were granted for programs pursuant to Part IV of the Innovation Law and the above CEO directives turned into this Benefit Track and Benefit Track No. 23 – commencing companies, which were operated by the Innovation Authority, and were later combined with this Benefit Track.

22.2.	The provisions of the Benefit Track were amended on 13 Adar I, 5782, which is 14 February 2022 (hereinafter: the “Commencement Date”); they replace the provisions of the Benefit Track dated 13 Tishrei 5782, which is 19 September 2021, and they shall apply to Applications submitted after the Commencement Date.

List of provisions annexes for this Benefit Track:

Provisions Annex A - Supplement to amounts set by the Research Committee, in National Priority Areas.

Provisions Annex B - Provisions regarding the transfer of knowhow and the granting of licenses.

Provisions Annex C - Provisions regarding the granting of a right of use for the public good of the code of computer software that constitutes knowhow arising from research and development under an approved program, which is not the product that was developed in the framework of such Approved Program (open source).

Provisions Annex D - Provisions regarding the rate of royalties and rules for their payment.

Exhibit C

Budget

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C-1